Exhibit 1

Release:       IMMEDIATE RELEASE

Contact:      Brian Yuen

Global-Tech USA, Inc.

Tel.: 212-683-3320

investorrelations@global-webpage.com

Web Page:  http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH ADVANCED INNOVATIONS APPOINTS BDO LIMITED

AS ITS INDEPENDENT AUDITORS

Hong Kong, December 24, 2009 — Global-Tech Advanced Innovations Inc. (NASDAQ: GAI) today announced that the Company’s Board of Directors has appointed BDO Limited to serve as the Company’s independent auditors, replacing Ernst & Young, effective immediately. The engagement will commence with the review of the Company’s financial results for the fiscal year ending March 31, 2010.

In its continuing, active examination of the Company’s cost structure, the Board of Directors, based upon recommendations of the Audit Committee, determined that it would be in the best interests of the Company’s shareholders to solicit bids for independent auditing services based on certain cost and service criteria. The decision to change auditors was not the result of any disagreement between the Company and Ernst & Young on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

“We are grateful to Ernst & Young for their hard work and professionalism and have truly enjoyed working with them,” said John C.K. Sham, the Company’s President and Chief Executive Officer. “After a careful review process, we are pleased to have selected BDO Limited to serve as the Company’s new independent auditors and look forward to our new relationship with them.”

Global-Tech Advanced Innovations Inc. is a holding company, owning subsidiaries that manufacture and market a diversified portfolio of products, such as complementary metal oxide semiconductor (CMOS) camera modules (CCMs) and floor care products. The primary focus of its subsidiaries is to develop and market high-quality products for the communications industry in China and export such products to markets in North America, Europe, and other countries throughout the world.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “estimates,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, demand for new and existing products in our core business, the financial condition of the Company’s customers, product demand and market acceptance especially of our new products, the success of new product development especially in the area of cellular phone components and solutions, compact camera modules and other pending projects, reliance on material customers, suppliers and key strategic alliances, the terms and conditions of customer contracts and purchase orders, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, including the revaluation of the Chinese Renminbi, the imposition by China’s trading partners of economic sanctions and/or protective tariffs on Chinese manufactured goods, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update its forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.